Exhibit 3.1

CERTIFICATE OF ARTICLES OF RESTATEMENT

OF

MEREDITH CORPORATION

The undersigned, Meredith Corporation, an Iowa corporation, pursuant to Section 490.1007 of the Iowa Business Corporation Act, certifies to the Iowa Secretary of State as follows:

1. The name of the corporation is Meredith Corporation.

2. The articles of incorporation of Meredith Corporation, as amended, were amended by repealing the existing articles of incorporation, as amended, in their entirety and by adopting and substituting in lieu thereof the restated articles of incorporation as set forth in the Articles of Restatement of Meredith Corporation dated the same date as this Certificate and filed together with this Certificate.

3. The restated articles of incorporation as set forth in the Articles of Restatement consolidate all prior amendments to the articles of incorporation of Meredith Corporation into the Articles of Restatement.

4. The restated articles of incorporation as set forth in the Articles of Restatement also contained new amendments that required approval by the shareholders. The Articles of Restatement, and thereby such new amendments, were duly approved by the shareholders in the manner required by the Iowa Business Corporation Act and by the articles of incorporation of Meredith Corporation.

Dated: December 1, 2021.

Meredith Corporation

By:	/s/ Kevin P. Latek
Kevin P. Latek, President

ARTICLES OF RESTATEMENT

OF

MEREDITH CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation hereby adopts the following Restated Articles of Incorporation:

ARTICLE I

NAME

The name of the corporation is Hawkeye Acquisition, Inc. (the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have perpetual duration.

ARTICLE III POWERS

The Corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be organized under the Act.

ARTICLE IV

CAPITAL STOCK

The number of shares of stock that the Corporation is authorized to issue is 100 shares of common stock, par value $0.01.

ARTICLE V

REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office in Iowa is C T Corporation System, 400 East Court Avenue, Des Moines, Iowa 50309. The name of the Corporation’s registered agent at its registered office is C T Corporation System.

ARTICLE VI

BOARD OF DIRECTORS

Except as otherwise provided by law, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors. The number of directors and the procedures for electing directors shall be as specified in or fixed in accordance with the Corporation’s by-laws, provided that the number of directors shall be not less than one nor more than eight.

ARTICLE VII

LIABILITY OF DIRECTORS

A director of this Corporation shall not be liable to the Corporation or its stockholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the stockholders; (3) a violation of section 490.833 of the Act; and (4) an intentional violation of criminal law. No amendments to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of said director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its stockholders, then the liability of a director of this Corporation shall be automatically eliminated or limited to the full extent then permitted without further action of the Corporation or its Board of Directors. The directors of this Corporation have agreed to serve and assume the duties of directors in reliance upon the provisions of this Article.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS

Each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives of administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. An Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or the stockholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. This Article shall prevail over any inconsistent by-law or resolution adopted by the Corporation.

ARTICLE IX

RIGHTS AND RESTRICTIONS

The stockholders of the Corporation shall not have preemptive rights, but the Corporation and the stockholders may establish other or comparable rights by written agreement. The Corporation and the stockholders may enter into one or more agreements restricting the transfer of shares of the Corporation, and such agreements shall be binding upon the Corporation, the stockholders and all subsequent stockholders of the Corporation.

CERTIFICATE OF ADOPTION

The duly adopted Restated Articles of Incorporation set forth above supersede the original articles of incorporation and all amendments thereto and consolidate the original articles of incorporation and all amendments thereto into a single document. The Restated Articles of Incorporation amend the articles of incorporation, requiring stockholder approval. The Restated Articles of Incorporation were duly approved by the stockholders in the manner required by the Act and by the articles of incorporation.

IN WITNESS WHEREOF, I have set my hand hereto this 1st day of December, 2021

By:	/s/ Kevin P. Latek
Name:	Kevin P. Latek
Title: President